                                                                    Exhibit 99.3



                     CONTRIBUTION AND ASSUMPTION AGREEMENT
                       DATED AS OF ______________, 199__
                                 BY AND BETWEEN
                        THE CHRONICLE PUBLISHING COMPANY
                                      AND
                                   [SPINCO]

                               TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----

                                                            ARTICLE I
                                                    CONTRIBUTION AND ASSUMPTION
1.1             Contribution of Assets........................................................................ 1
                (a)            Contribution................................................................... 1
                (b)            Retained Assets................................................................ 2
                (c)            Cash Contribution.............................................................. 3
1.2             Assumption of Liabilities..................................................................... 4
                (a)            Liabilities Assumed............................................................ 4
                (b)            Retained Liabilities........................................................... 5
1.3             Issuance of Spinco Stock...................................................................... 6
1.4             Tax Matters................................................................................... 6
1.5             Further Assurances............................................................................ 6
1.6             Cooperation................................................................................... 7

                                                            ARTICLE II
                                            REPRESENTATIONS AND WARRANTIES OF CHRONICLE

2.1             Organization and Authority.................................................................... 7
2.2             No Breach..................................................................................... 7
2.3             Consents and Approvals........................................................................ 7

                                                           ARTICLE III
                                             REPRESENTATIONS AND WARRANTIES OF SPINCO

3.1             Organization and Authority.................................................................... 8
3.2             No Breach..................................................................................... 8
3.3             Consents and Approvals........................................................................ 8

                                                            ARTICLE IV
                                                          INDEMNIFICATION

4.1             Indemnification by Chronicle.................................................................. 9
4.2             Indemnification by Spinco..................................................................... 9
4.3             Indemnification Procedures.................................................................... 9
4.4             Limitations on Indemnification by Spinco......................................................11
4.5             Liability for Post-Closing Rate Regulation Matters............................................12
4.6             Liability for Consents........................................................................12
4.7             Spinco's Financial Viability; Reporting Obligations to Surviving Corporation..................13

                                                            ARTICLE V
                                                           MISCELLANEOUS

5.1             Entire Agreement..............................................................................14
5.2             Notices.......................................................................................14
5.3             GOVERNING LAW.................................................................................15
5.4             Rules of Construction.........................................................................16
5.5             Parties in Interest...........................................................................16
5.6             Counterparts..................................................................................16
5.7             No Personal Liability.........................................................................16
5.8             Assignment....................................................................................16
5.9             Amendment.....................................................................................16
5.10            Extension; Waiver.............................................................................16
5.11            Legal Fees; Costs.............................................................................16
5.12            Time..........................................................................................16

                     CONTRIBUTION AND ASSUMPTION AGREEMENT

          This Contribution and Assumption Agreement (this "Agreement"), dated as of _______________ is made by and between The Chronicle Publishing Company, a Nevada corporation ("Chronicle"), and _________________, a Nevada corporation ("Spinco").

                             PRELIMINARY STATEMENTS

          Chronicle and Tele-Communications, Inc., a Delaware corporation ("Acquiror"), have entered into an Agreement and Plan of Merger and Reorganization, dated as of June ___, 1995 (the "Merger Agreement"), providing for the merger of Chronicle with and into Acquiror pursuant to the terms and conditions of the Merger Agreement.

          Pursuant to the Merger Agreement, Chronicle has agreed to contribute and transfer to Spinco certain assets of Chronicle, excluding assets used or held for use in the conduct of the cable television operations of Chronicle's Western Communications division ("Western") and an undivided 49% interest in certain assets relating to the operation of the local cable television network distributed in the San Francisco Bay area under the name "Bay TV," in exchange for all the issued and outstanding stock of Spinco, the assumption by Spinco of certain liabilities of Chronicle, and the other undertakings of Spinco set forth in this Agreement. Following the contribution, Spinco will conduct the businesses previously conducted by Chronicle (other than the cable television operations of Western and the operation of Bay TV).

          Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings assigned to them in the Merger Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:



                                   ARTICLE I
                          CONTRIBUTION AND ASSUMPTION

          1.1   Contribution of Assets.
                ---------------------

                (a) Contribution. Subject to Section 1.1(b), Chronicle hereby
                    ------------
contributes, grants, conveys, assigns, transfers, and delivers to Spinco all of Chronicle's right, title, and interest in and to any and all assets of Chronicle, whether tangible or intangible and whether fixed, contingent, or otherwise, including:

                    (i)  any and all real property, wherever located;

                    (ii) any and all furniture, fixtures, equipment, tools, vehicles, supplies, buildings, and improvements, wherever located;

                    (iii) any and all accounts receivable, other receivables and amounts payable to Chronicle (including tax refunds), notes, prepaid expenses, securities, copyrights, trademarks, trade names, leases, and contract rights;

                    (iv) all cash of Chronicle, on hand or in banks, other than cash required to be retained by Chronicle pursuant to Section 1.1(b)(iii), as determined in accordance with Section 1.1(c);

                    (v) the assets described on Schedule 3.1(a) to the Merger Agreement, except to the extent such assets have been disposed of prior to the Contribution;

                    (vi) all Chronicle Employee Benefit Plans;

                    (vii) all assets of Chronicle related to the Chronicle Employee Benefit Plans;

                    (viii) all rights of Chronicle to any payment of costs assessed against any holder of Dissenting Shares pursuant to Section 78.502 of the Nevada Corporati on Law;

                    (ix) an undivided 51% interest in those assets to be contributed to the joint venture to be formed by Acquiror and Spinco pursuant to
Section 7.15 of the Merger Agreement ;

                    (x) all rights in and to the name "Chronicle" and derivations thereof, subject to the provisions of Section 7.12(b) of the Merger Agreement; and

                    (xi) all receivables from shareholders, directors, officers, and employees of Chronicle.

The contribution and transfer by Chronicle to Spinco of the assets contributed and transferred to Spinco pursuant to this Section 1.1(a) are referred to in this Agreement as the "Contribution," and the assets so contributed and transferred are referred to in this Agreement collectively as the "Contributed Assets."

          (b)Retained Assets.
             ---------------
Notwithstanding Section 1.1(a), Chronicle hereby retains and does not contribute to Spinco:

                    (i) except for those assets specifically described in
Section 1.1(a)(v), Section 1.1(a)(vi), Section 1.1(a)(vii), Section 1.1(a)(viii), Section 1.1(a)(ix), Section 1.1(a)(x), and Section 1.1(a)(xi), those assets that are used or held for use in the conduct of the cable television business operations of Western, including (to the extent not disposed of prior to the Contribution in accordance with the terms of the Merger Agreement) all assets (other than cash) reflected on the balance sheet of Western as at December 31, 1994 included in
Schedule 4.6(b) to the Merger Agreement;

                    (ii) an undivided 49% interest in those assets that are to be contributed to the joint venture to be formed by Acquiror and Spinco pursuant to Section 7.15 of the Merger Agreement;

                    (iii) that amount of cash necessary to cause the Working Capital Deficit of Western immediately prior to the Effective Time to be zero; and

                    (iv) any rights of Chronicle created by the Merger Agreement or this Agreement.

The assets retained by Chronicle are referred to in this Agreement collectively as the "Retained Assets"; the Working Capital Deficit of Western immediately prior to the Effective Time is referred to in this Agreement as the "Closing Date Working Capital Deficit."

          (c) Cash Contribution. The amount of cash to be contributed by
              -----------------
Chronicle to Spinco pursuant to Section 1.1(a)(iv), taking into account that amount of cash to be retained by Chronicle pursuant to Section 1.1(b)(iii), shall be determined in accordance with the following procedures:

                    (i) Prior to the date of this Agreement, Chronicle has prepared and delivered to Acquiror a balance sheet of Western as at the Effective Time (the "Closing Date Balance Sheet"), which was prepared in accordance with GAAP, consistently applied with the preparation of the balance sheet of Western as at December 31, 1994 included in Schedule 4.6(b) to the Merger Agreement. The Closing Date Balance Sheet represents Chronicle's good faith estimate of those items constituting the Closing Date Working Capital Deficit, calculated in accordance with Section 3.1(b) of the Merger Agreement.

                    (ii) On the date of this Agreement, Chronicle shall transfer to Spinco cash in the amount of $__________________, which amount represents Chronicle's good faith estimate of the amount by which Chronicle's cash on hand or in banks as of the Effective Time will exceed the amount necessary to cause the Closing Date Working Capital Deficit to be zero. Chronicle's good faith estimate of the Closing Date Working Capital Deficit for purposes of this calculation shall reflect the estimate of assets and liabilities used in the preparation by Chronicle of the Closing Date Balance Sheet.

                    (iii) Within 60 days after the Closing Date, Spinco will deliver to the Surviving Corporation a statement setting forth Spinco's determination of the Closing Date Working Capital Deficit. If the Surviving Corporation disputes the amount of the Closing Date Working Capital Deficit as determined by Spinco, it shall deliver to Spinco within 30 days after its receipt of

Spinco's statement a notice setting forth the basis of the dispute regarding the determination of the Closing Date Working Capital Deficit. If the Surviving Corporation notifies Spinco of its acceptance of Spinco's statement, or if the Surviving Corporation fails to deliver a notice of a dispute within the 30-day period specified in the preceding sentence, Spinco's determination of the Closing Date Working Capital Deficit shall be conclusive and binding on the parties as of the last day of the 30-day period.

                    (iv) The Surviving Corporation and Spinco shall use good faith efforts to resolve any dispute involving the determination of the Closing Date Working Capital Deficit. If the parties are unable to resolve the dispute within 30 days following the delivery of the Surviving Corporation's notice of the dispute, the Surviving Corporation and Spinco shall jointly designate an independent certified public accounting firm to resolve the dispute described in the Surviving Corporation's notice. If the parties are unable to agree on the designation of an independent certified public accounting firm, the selection of such firm shall be determined by agreement of KPMG Peat Marwick and Arthur Andersen & Co. The accounting firm's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of the accounting firm shall be split equally between the Surviving Corporation and Spinco.

                    (v) If the amount of cash to be contributed by Chronicle to Spinco pursuant to Section 1.1(a)(iv) exceeds the amount of cash transferred to Spinco by Chronicle on the date of this Agreement, the Surviving Corporation shall transfer to Spinco, in immediately available funds within five business days after the date on which the Closing Date Working Capital Deficit is finally determined pursuant to this Section 1.1(c), the amount of such excess. If the amount of cash transferred to Spinco by Chronicle on the date of this Agreement exceeds the amount of cash to be contributed by Chronicle to Spinco pursuant to
Section 1.1(a)(iv), Spinco shall refund to the Surviving Corporation, in immediately available funds within five business days after the date on which the Closing Date Working Capital Deficit is finally determined pursuant to this
Section 1.1(c), the amount of such excess.

          1.2  Assumption of Liabilities.
               -------------------------

               (a) Liabilities Assumed. In consideration for the Contribution,
                   -------------------
but subject to Section 1.2(b), Spinco hereby assumes and undertakes to discharge, satisfy, and perform:

                    (i) any and all liabilities and obligations (including contractual obligations to be performed after the Effective Time) of Chronicle as of the Effective Time, whether fixed, contingent, or otherwise, including obligations and liability for withholding and payroll taxes accrued prior to the Effective Time;

                    (ii) all liabilities of all Chronicle Employee Benefit Plans and all liabilities with respect to employee claims arising or relating to the period prior to the Effective Time under any employee medical or dental plans of Chronicle, including employee bonuses, executive deferred compensation of current or former executives of Chronicle, and any COBRA liability;

                    (iii) all liabilities with respect to any employee of Western terminated prior to the Effective Time and all liabilities for severance pursuant to the severance plans described on Schedule 3.1(c)(iii) of the Merger Agreement;

                    (iv) all liabilities of Chronicle to indemnify any officer or director of Chronicle against liabilities based on or arising out of any action or omission of such officer or director as an officer or director at or relating to the period prior to the Effective Time;

                    (v) all liabilities of Chronicle with respect to worker's compensation claims arising or relating to the period prior to the Effective Time;

                    (vi) all liabilities of Chronicle with respect to any claims arising or relating to the period prior to the Effective Time for which Chronicle is self insured;

                    (vii) all obligations and liabilities specified in the Merger Agreement as obligations and liabilities of Spinco, including the obligation to make payments on behalf of Chronicle in respect of Dissenting Shares, obligations of Chronicle under the AAA Notes, obligations of Chronicle under the Guaranty dated as of November 29, 1988, between Chronicle and Bank of America National Trust and Savings Association, and obligations of Chronicle to Salomon Brothers Inc and Waller Capital Corporation in connection with the transactions contemplated by the Merger Agreement; and

                    (viii) all liabilities associated with any business activities of Western other than Western's cable television business, including any businesses previously operated by Western directly or through any Person in which Chronicle held an ownership interest and accounted for as part of the Western division, including Wescom Productions, Chronicle Videocassettes, and International Video Network Partnership.

The liabilities assumed by Spinco are referred to in this Agreement collectively as the "Assumed Liabilities."

               (b) Retained Liabilities. Notwithstanding Section 1.2(a),
                   --------------------
Chronicle hereby retains, and Spinco does not assume and shall have no liability with respect to:

                    (i) the Retained Chronicle Debt and any interest accrued but unpaid on the Retained Chronicle Debt immediately prior to the Effective Time;

                    (ii) liabilities and obligations associated with the business operations of Western which were included in determining the Closing Date Working Capital Deficit;

                    (iii) obligations for the delivery of cable television service to subscribers of Western's Systems after the Effective Time;

                    (iv) all obligations (A) under the Franchises and related to the FCC licenses set forth on Schedule 4.15 to the Merger Agreement, (B) under the Material Contracts set forth on Schedule 4.14 to the Merger Agreement, (C) under agreements with developers set forth on Schedule 3.1(c) to the Merger Agreement, and (D) under any contract or agreement (other than any agreement with a developer) entered into in the ordinary course of the operation of Western's Systems or in compliance with Chronicle's covenants under Section 6.1 of the Merger Agreement, in each case to the extent required to be performed after the Effective Time; and

                    (v) Chronicle's obligations created pursuant to the Merger Agreement.

The liabilities retained by Chronicle are referred to in this Agreement collectively as the "Retained Liabilities."

          1.3  Issuance of Spinco Stock.  In consideration for the Contribution,
               ------------------------
Spinco hereby issues and delivers to Chronicle, and Chronicle hereby acknowledges receipt of, _________* validly issued, fully paid, and nonassessable shares of Spinco Common Stock, $0.01 par value per share, which shares shall represent all the issued and outstanding shares of capital stock of Spinco immediately after the Contribution.

          1.4  Tax Matters.  Notwithstanding anything to the contrary in this
               -----------
Agreement, liabilities of the parties for Taxes that are associated with the business operations of Western are subject to Section 7.13 of the Merger Agreement, and all obligations of Spinco under Section 7.13 of the Merger Agreement shall be treated as Assumed Liabilities and not as Retained Liabilities under this Agreement. The transactions contemplated by the Merger Agreement are intended to qualify as tax-free reorganizations within the meaning of Section 355 and Section 368(a) of the Code.

          1.5 Further Assurances. If after the Effective Time, either party
              ------------------
holds assets that by the terms of this Agreement were intended to be assigned and transferred to, or retained by, the other party, the party holding such assets shall promptly assign and transfer or cause to be assigned or transferred such assets to the other party. Each of the parties to this Agreement promptly shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated by this Agreement.

-------------------------
          *insert number of shares of stock of The Chronicle Publishing Company outstanding at Closing

          1.6  Cooperation.  The parties shall cooperate with each other in all
               -----------
reasonable respects regarding the transfer of the Contributed Assets, the Assumed Liabilities, and the business related thereto, including entering into any service or other sharing agreements that may be necessary.

                                  ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF CHRONICLE

          Chronicle represents and warrants to Spinco as follows:

          2.1  Organization and Authority.  Chronicle is a corporation duly
               --------------------------
organized, validly existing, and in good standing under the laws of the State of Nevada. Chronicle has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. All necessary corporate action required to have been taken by or on behalf of Chronicle by applicable law, its Restated Articles of Incorporation and Bylaws, or otherwise to authorize (a) the approval, execution, and delivery on behalf of Chronicle of this Agreement, and (b) the performance by Chronicle of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement has been taken. This Agreement constitutes a valid and binding agreement of Chronicle, enforceable against it in accordance with its terms, except (x) as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws of general application relating to or affecting creditors' rights, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, (y) as the availability of indemnification and other remedies may be limited by federal and state securities laws, and (z) for the limitations imposed by general principles of equity.

          2.2 No Breach. The execution and delivery of this Agreement by
              ---------
Chronicle do not, and the consummation of the transactions contemplated by this Agreement by Chronicle will not, (a) violate or conflict with the Restated Articles of Incorporation or Bylaws of Chronicle, or (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third-party right of termination, cancellation, modification, or acceleration under any agreement or undertaking to which Chronicle is a party or by which it is bound, except where such breach, default, lien, third-party right of termination, cancellation, modification, or acceleration would not prevent Chronicle from performing its obligations under this Agreement, or (c) constitute a violation of any statute, law, ordinance, rule, or regulation, except where such violation would not prevent Chronicle from performing its obligations under this Agreement.

          2.3 Consents and Approvals. Neither the execution and delivery of this
              ----------------------
Agreement by Chronicle nor the consummation of the transactions contemplated by this Agreement will require any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, except for such consents, approvals, authorizations, permits, filings, or notifications that have been obtained or made, as applicable, or where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not prevent Chronicle from performing its obligations under this Agreement.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SPINCO

Spinco represents and warrants to Chronicle as follows:

          3.1 Organization and Authority. Spinco is a corporation duly
              --------------------------
organized, validly existing, and in good standing under the laws of the State of Nevada. Spinco has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. All necessary corporate action required to have been taken by or on behalf of Spinco by applicable law, its Articles of Incorporation and Bylaws, or otherwise to authorize (a) the approval, execution, and delivery on behalf of Spinco of this Agreement, and (b) the performance by Spinco of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement has been taken. This Agreement constitutes a valid and binding agreement of Spinco, enforceable against it in accordance with its terms, except
(x) as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws of general application relating to or affecting creditors' rights, including the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, (y) as the availability of indemnification and other remedies may be limited by federal and state securities laws, and (z) for the limitations imposed by general principles of equity.

          3.2 No Breach. The execution and delivery of this Agreement by Spinco
              ---------
do not, and the consummation of the transactions contemplated by this Agreement by Spinco will not, (a) violate or conflict with the Articles of Incorporation or Bylaws of Spinco, or (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any lien, third-party right of termination, cancellation, modification, or acceleration under any agreement or undertaking to which Spinco is a party or by which it is bound, or (c) constitute a violation of any statute, law, ordinance, rule, or regulation.

          3.3 Consents and Approvals. Neither the execution and delivery of this
              ----------------------
Agreement by Spinco nor the consummation of the transactions contemplated by this Agreement will require any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, except for such consents, approvals, authorizations, permits, filings, or notifications that have been obtained or made, as applicable, or where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not prevent Spinco from performing its obligations under this Agreement.

                                  ARTICLE IV
                                INDEMNIFICATION

          4.1  Indemnification by Chronicle.  Chronicle and, after the Effective
               ----------------------------
Time, the Surviving Corporation, shall indemnify, defend, and hold harmless Spinco and each of its successors-in-interest against any losses, claims, damages, or liabilities, joint or several, arising out of the Retained Liabilities, the Retained Assets, the Surviving Corporation Refund Liability (as defined in Section 4.2(b)), or the operations of Chronicle after the Effective Time, and Chronicle shall reimburse Spinco and each such successor-in-interest for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such indemnified loss, claim, damage, or liability.

          4.2  Indemnification by Spinco.
               -------------------------

               (a) Spinco shall indemnify, defend, and hold harmless Chronicle and each of its successors-in-interest, against any losses, claims, damages, or liabilities, joint or several, arising out of the Assumed Liabilities, the Contributed Assets, or the operations of Spinco after the Effective Time, and Spinco shall reimburse Chronicle and each such successor-in-interest for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such indemnified loss, claim, damage, or liability.

               (b) Following consummation of the Merger, Spinco shall indemnify, defend, and hold harmless the Surviving Corporation against any losses, claims, damages, or liabilities, joint or several, arising from the operations of Western prior to the Effective Time, including any fine or penalty or refund to subscribers of Western's Systems ordered by any franchise authority or the FCC to the extent relating to the period prior to the Effective Time (collectively, "Refund Liability"), whether such order is issued prior to, on, or after the Closing Date, except to the extent that any Refund Liability results from any proceeding that was commenced after any change by the Surviving Corporation of any regulated rates charged by the Western System to which such Refund Liability relates ("Surviving Corporation Refund Liability"), and Spinco shall reimburse the Surviving Corporation and each such successor-in-interest for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such indemnified loss, claim, damage, or liability.

          4.3  Indemnification Procedures.
               --------------------------

               (a) For the purpose of this Article IV, the term "Indemnifying Party" shall mean the party having an obligation hereunder to indemnify any Person pursuant to this Article IV and the term "Indemnified Party" shall mean any Person having the right to be indemnified pursuant to this Article IV. Whenever any claim shall arise for indemnification under this Article IV, the Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim and, when known, the facts constituting the basis for such claim (in reasonable detail). Failure by the

Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder except to the extent that such failure prejudices the Indemnifying Party.

               (b) If, after receipt of a claim notice pursuant to Section 4.3(a), the Indemnifying Party undertakes to defend any such claim, the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation with respect to such claim and to employ and engage attorneys of its own choice to handle and defend such claim, at the Indemnifying Party's cost, risk, and expense, upon written notice to the Indemnified Party of such election, which notice acknowledges the Indemnifying Party's obligation to provide indemnification under this Agreement. The Indemnifying Party shall not settle any third-party claim that is the subject of indemnification without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnifying Party may settle a claim without the Indemnified Party's consent if such settlement (i) makes no admission or acknowledgment of liability or culpability with respect to the Indemnified Party, (ii) includes a complete release of the Indemnified Party, and (iii) does not require the Indemnified Party to make any payment or forego or take any action. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial, and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnified Party's name of appropriate cross claims and counterclaims). The Indemnified Party may, at its own cost, participate in any investigation, trial, and defense of such lawsuit or action controlled by the Indemnifying Party and any appeal arising therefrom.

               (c) If, after receipt of a claim notice pursuant to Section 4.3(a), the Indemnifying Party does not undertake to defend any such claim, the Indemnified Party may, but shall have no obligation to, contest any lawsuit or action with respect to such claim, and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party (including the settlement thereof without the consent of the Indemnifying Party). If there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to assume the defense of the lawsuit or action; provided, however, that the Indemnified Party may not settle such lawsuit or action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

               (d) At any time after the commencement of defense of any lawsuit or action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnifying Party of such claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and so notifies the Indemnifying Party in writing within fifteen days of such request from the Indemnifying Party. Any request from the Indemnifying Party that any contest be abandoned shall specify the amount that the other party or parties to the contested claim have agreed to accept in payment or compromise of the claim. If the Indemnified Party determines that the contest should be continued, the Indemnifying Party shall be liable hereunder only to the extent of the lesser of (i) the amount that the other party or parties to the contested claim had agreed to accept in payment or compromise as of the time the Indemnifying Party made its request therefor to the Indemnified Party, as specified in the Indemnifying Party's request, or (ii) the amount for which the Indemnifying Party may be liable with respect to such claim by reason of the provisions of this Agreement.

          4.4  Limitations on Indemnification by Spinco.
               ----------------------------------------

          Notwithstanding anything in this Agreement to the contrary:

               (a) Spinco shall not be obligated to indemnify or otherwise be liable to the Surviving Corporation with respect to any claim described in
Section 4.2(b) unless the Surviving Corporation gives notice of the claim to Spinco pursuant to Section 4.3(a) within three years after the Closing Date, except for claims related to Refund Liability (other than Surviving Corporation Refund Liability) or Employee Benefit Plans as to which the Surviving Corporation may give notice of a claim related thereto without limitation.

               (b) Spinco shall not be obligated to indemnify or otherwise be liable to the Surviving Corporation with respect to any claim made under Section 4.2(b) related to liabilities for environmental matters that arise after the Effective Time but result from hazardous substances present prior to the Effective Time on any real property owned or leased by Western, including claims related to hazardous substances the presence of which constituted a violation of Chronicle's representations and warranties contained in Section 4.20 of the Merger Agreement, (i) unless, and then only to the extent that, the losses, liabilities, and damages of the Surviving Corporation arising from all such claims exceed in the aggregate $100,000 or (ii) to the extent that the losses, liabilities, and damages of the Surviving Corporation arising from all such claims exceed in the aggregate $50,000,000; provided, however, that the limitation on Spinco's indemnification obligations contained in this Section 4.4(b) shall not apply to claims related to liabilities in existence at the Effective Time or to any liabilities with respect to environmental matters that are Assumed Liabilities.

               (c) Spinco shall not be obligated to indemnify or otherwise be liable to the Surviving Corporation with respect to any claim described in
Section 4.2(b) to the extent (i) that the Surviving Corporation is compensated for any loss, liability, or damage arising from such claim under the Surviving Corporation's insurance policies in the absence of any indemnity hereunder if the insurers under such policy waive their rights of subrogation with respect thereto; or (ii) of any realized tax benefits of the Surviving Corporation arising from any loss, liability, or damage arising from such claim. For purpose of this Section 4.4(c), "realized tax benefits" of the Surviving Corporation arising from any loss, liability, or damage arising from any such claim shall mean the positive difference (if any) between (i) income Taxes that would be shown as due and payable on the consolidated federal Tax Return filed by the Surviving Corporation and its Affiliates on which any item of deduction, loss, or credit attributable to any loss, liability, or damage arising from such claim is reported without regard to such item, but otherwise taking into account all other information in such Tax Return as filed (either originally or as amended) and otherwise making such calculations in conformity with applicable Tax laws and regulations (including the carryback of losses or credits) and (ii) the income Taxes actually shown as due and payable on such Tax Return as filed (either originally or as amended); provided, however, that realized tax benefits in no event shall include any realized tax benefits with respect to an Acquiror Deduction Item or an Amended Deduction Item to be paid to Spinco pursuant to Section 7.13(b)(iii) of the Merger Agreement.

               (d) Spinco shall not be obligated to indemnify or otherwise be liable to the Surviving Corporation with respect to any claim described in
Section 4.2(b) that relates to any liability or obligation that was taken into account in calculating the Closing Date Working Capital Deficit.

               (e) Spinco shall not be obligated or otherwise be liable to the Surviving Corporation with respect to any claim for Taxes under Section 7.13 of the Merger Agreement unless the Surviving Corporation gives notice of the claim to Spinco prior to the expiration of the applicable statute of limitations with respect to such claim.

          4.5  Liability for Post-Closing Rate Regulation Matters.
              --------------------------------------------------
Notwithstanding any provision of this Agreement or the Merger Agreement to the contrary, Spinco shall not be obligated to indemnify or otherwise be liable to the Surviving Corporation with respect to any claim to the extent relating to the period after the Effective Time arising from or relating to:

               (a) the rate regulation provisions of the Cable Television Consumer Protection and Competition Act of 1992, and any rules and regulations of the FCC, or any state or local governmental authority promulgated thereunder or in connection therewith, or any Federal, state, or local consumer protection, trade practice, or other similar law, statute, rule, regulation, or ordinance relating to the rates of cable television systems;

               (b) any investigation, certification, proceeding, inquiry, or similar matter by or before any governmental authority or other Person arising from, relating to, or in connection with any law, statute, rule, regulation, or ordinance described in Section 4.5(a);

               (c) any rate reductions, refunds, penalties, or similar actions (or investigations, certifications, proceedings, or inquiries relating thereto) instituted against or imposed on Chronicle by any governmental authority or other Person; or

               (d) any changes to programming, billing, or marketing practices instituted or implemented by Chronicle in accordance with, and as permitted by, the Merger Agreement.

          4.6  Liability for Consents.  Notwithstanding any provision of this
               ----------------------
Agreement or the Merger Agreement to the contrary, Spinco shall not be obligated to indemnify or otherwise be liable to the Surviving Corporation with respect to any claim arising from the failure of Chronicle to obtain any consent, approval, authorization, or permit of, or make any filing with or notification to, any governmental or regulatory authority or any other third party in connection with the consummation of the transactions contemplated by the Merger Agreement; provided, however, that Spinco shall indemnify the Surviving Corporation with respect to any claim arising from the failure of Chronicle to obtain any consent, approval, authorization, or permit of, or make any filing with or notification to, any governmental or regulatory authority or any other third party in connection with the Contribution or the Distribution.

          4.7 Spinco's Financial Viability; Reporting Obligations to Surviving
              ----------------------------------------------------------------
Corporation.
----------

               (a) Subject to Section 4.7(c), Spinco covenants that it will maintain a minimum net worth in the amount of the greater of (i)(A) $100,000,000 at all times during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, or (B) $50,000,000 all times during the period beginning on the day after the fifth anniversary of the Closing Date and ending on the seventh anniversary of the Closing Date, and (ii) the aggregate amount of claims for indemnification then pending against Spinco pursuant to
Article IV of this Agreement. In calculating the net worth of Spinco for purposes of this Section 4.7(a), all assets of Spinco, both tangible and intangible, shall be valued at their fair market value, as reasonably determined in good faith from time to time by the board of directors of Spinco, whether or not such value is the same as such assets' "book value" or any other value used in the preparation of any balance sheet of Spinco, and Spinco's liabilities shall not include the amount of claims for indemnification then pending against Spinco pursuant to Article IV of this Agreement.

               (b) Subject to Section 4.7(c), Spinco shall provide the Surviving
Corporation:

                    (i) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, financial statements consisting of balance sheets and statements of income and cash flows for such quarter and for the period from the beginning of the current fiscal year through the end of such quarter;

                    (ii) within 90 days after the end of each fiscal year, financial statements consisting of balance sheets and statements of income, shareholders' equity, and cash flows for such fiscal year;

                    (iii) with each set of financial statements delivered pursuant to this Section 4.7(b), a certificate, executed on behalf of Spinco by its chief financial officer, that such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly the financial position and the results of operations of Spinco as of the relevant dates thereof and for the periods covered thereby;

                    (iv) with each set of financial statements delivered pursuant to this Section 4.7(b) that are audited, a copy of the auditor's report with respect thereto; and

                    (v) with each set of financial statements delivered pursuant to this Section 4.7(b), a certificate executed on behalf of Spinco by an authorized officer, setting forth the fair market value of all assets of Spinco, as most recently determined by the board of directors of Spinco in accordance with Section 4.7(a).

               (c) The obligations of Spinco pursuant to this Section 4.7 shall terminate automatically on the later of (i) the seventh anniversary of the Closing Date, and (ii) the fi rst date on which no claims for indemnification are pending against Spinco pursuant to Article IV of this Agreement.

               (d) The Surviving Corporation's remedies in the event of any breach by Spinco of its covenant in Section 4.7(a) shall be limited to money damages in an amount equal to the actual damages (excluding any special, incidental, consequential, exemplary, or punitive damages) suffered by the Surviving Corporation as a result of such breach, except that the Surviving Corporation shall have the right to seek equitable remedies prohibiting or rescinding any distribution by Spinco to its shareholders to the extent such distribution would cause Spinco to be in violation of its covenant in Section 4.7(a). The provisions of this Section 4.7(d) are not intended to limit the amount of any claim for indemnification by the Surviving Corporation against Spinco under this Agreement or the Merger Agreement.


                                   ARTICLE V
                                 MISCELLANEOUS

          5.1 Entire Agreement. This Agreement constitutes the entire agreement
              ----------------
between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

          5.2 Notices. All notices and other communications hereunder shall be
              -------
in writing and shall be deemed to have been duly given when delivered in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to Chronicle (prior to the           The Chronicle Publishing Company
Merger) or Spinco:                      901 Mission Street
                                        San Francisco, California 94103
                                        Telecopy:  (415) 495-5057
                                        Attention:  W. Ronald Ingram, Esq.

With a copy to:                         Dow, Lohnes & Albertson
                                        255 Twenty-Third Street, N.W.
                                        Suite 500
                                        Washington, D.C. 20037
                                        Telecopy:  (202) 857-2900
                                        Attention: Leonard J. Baxt, Esq
                                        and

                                        Skadden, Arps, Slate, Meagher & Flom
                                        919 Third Avenue
                                        New York, New York 10022
                                        Telecopy:  (212) 735-2000
                                        Attention:  Matthew A. Rosen, Esq.

If to Chronicle (after the Merger):     Tele-Communications, Inc.
                                        Terrace Tower II
                                        5619 DTC Parkway
                                        Englewood, Colorado 80111-3000
                                        Telecopy: (303) 488-3219
                                        Attention:  Gary S. Howard and
                                                    Robert J. Lewis

With copies to:                         Tele-Communications, Inc.
                                        Legal Department
                                        Terrace Tower II
                                        5619 DTC Parkway
                                        Englewood, Colorado 80111-3000
                                        Telecopy:  (303) 488-3217
                                        Attention:  Mary S. Willis, Esq.

                                        and

                                        Sherman & Howard L.L.C.
                                        3000 First Interstate Tower North
                                        633 Seventeenth Street
                                        Denver, Colorado 80202
                                        Telecopy:  (303) 298-0940
                                        Attention:  Charles Y. Tanabe, Esq.

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by telecopy shall be deemed effective when confirmed. Any notice or communication sent by registered or certified mail, return receipt requested, shall be deemed effective when received, as evidenced by the return receipt. This Section 5.2 shall not preclude delivery of any notice or communication by means other than those specified in this Section 5.2.

          5.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
              -------------
IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE

REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER PRINCIPLES OF CONFLICTS OF LAWS APPLICABLE THERETO.

          5.4  Rules of Construction. The descriptive headings in this Agreement
               ---------------------
are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive.

          5.5  Parties in Interest. This Agreement shall be binding upon and
               -------------------
inure solely to the benefit of the parties to this Agreement and their legal successors-in-interest, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Article IV and
Section 5.7 (which are intended to be for the benefit of the persons provided for therein, and may be enforced by such persons).

          5.6 Counterparts. This Agreement may be executed in counterparts, each
              ------------
of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          5.7 No Personal Liability. This Agreement shall not create or be
              ---------------------
deemed to create or permit any personal liability or obligation on the part of any direct or indirect shareholder of either party to this Agreement (other than, with respect to Spinco, Chronicle) or any officer, director, employee, agent, representative, or investor of either party to this Agreement.

          5.8 Assignment. This Agreement may not be assigned by either party to
              ----------
this Agreement.

          5.9 Amendment. This Agreement may not be amended except by an
              ---------
instrument in writing signed on behalf of both the parties.

          5.10 Extension; Waiver. Either party to this Agreement may (a) extend
               -----------------
the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate, or writing delivered pursuant to this Agreement by the other party, or (c) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of either party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          5.11 Legal Fees; Costs. If either party to this Agreement institutes
               -----------------
any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

          5.12 Time. Time is of the essence under this Agreement. If the last
               ----
day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a business day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding business day. For purposes of this Agreement, the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in Denver, Colorado or San Francisco, California are required or authorized to be closed.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the day and year first above written.

                                 THE CHRONICLE PUBLISHING COMPANY



                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________


                              [SPINCO]



                              By:_______________________________________
                              Name:_____________________________________
                              Title:____________________________________